CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT , MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PREVAIL THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into as of May 10, 2018 (“Effective Date”) by and between REGENXBIO Inc., a corporation organized under the laws of the State of Delaware, with offices at 9600 Blackwell Road, Suite 210, Rockville, MD 20850 (“Licensor”), and Prevail Therapeutics, Inc., a corporation organized under the laws of the State of Delaware with offices at 430 East 29th Street, Suite 940, New York, NY 10016 (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor has rights under certain Licensed Patents (as defined herein) pertaining to adeno-associated virus serotype 9; and

WHEREAS, Licensee desires to obtain an exclusive license under the Licensed Patents under the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 “AAV9” means (a) the recombinant adeno-associated virus serotype 9 vector with the specified sequence set forth in GenBank [*] and (b) any recombinant adeno-associated virus derivatives of such serotype 9 vector that are covered by the claims of the Licensed Patents.

1.2 “Affiliate” means any legal entity directly or indirectly, during the term of this Agreement, controlling, controlled by, or under common control with another entity. For purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a legal entity, or the right to receive more than 50% of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity. An entity may be or become an Affiliate of an entity and may cease to be an Affiliate of an entity, in each case, during the term of this Agreement.

1.3 “Calendar Quarter” means each three-month period or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

1.4 “Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock or membership or equity interests immediately prior to such transaction or series of related transactions collectively are the owners of less than 50% of the outstanding equity interests of Licensee entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee; (ii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s interest in the Licensed Products; (iii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s right title, or interest in its assets taken as a whole; or (iv) the merger of Licensee with a Third Party by operation of law or otherwise.

1.5 “Combination Gene Program” means a program for one or more Licensed Products incorporating more than one Option Gene in a single capsid for which Licensee has exercised a Program Option in accordance with Section 2.1.2.

1.6 “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, animate and inanimate materials, data, processes, finances, business operations or affairs, and other proprietary ideas, whether or not patentable or copyrightable, of either Party that are (a) marked or otherwise identified as confidential or proprietary at the time of disclosure in writing; or (b) if disclosed orally, visually, or in another non-written form, identified as confidential at the time of disclosure and summarized in reasonable detail in writing as to its general content within 30 days after original disclosure. The Parties acknowledge that (i) the terms and conditions of this Agreement and (ii) the records and reports referred to in Section 3.7 will be deemed the Confidential Information of both Parties, regardless of whether such information is marked or identified as confidential. In addition, information provided to Licensee pursuant to the provisions of Section 7.1 will be deemed the Confidential Information of Licensor, regardless of whether such information is marked or identified as confidential. Notwithstanding the foregoing, Confidential Information will not include the following, in each case, to the extent evidenced by competent written proof of the Receiving Party:

1.6.1 information that was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

1.6.2 information that was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.6.3 information that became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement;

1.6.4 information that is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

1.6.5 information that was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

1.7 “Disclosing Party” has the meaning set forth in Section 5.1.

1.8 “Domain Antibody” [*]

1.9 “Existing Agreement” means the GSK Agreement and/or the Penn Agreement.

1.10 “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.11 “Field” means the use of any Licensed Product in a Licensed Program for treatment or prevention of disease, including but not limited to Parkinson’s Disease, whether or not caused by mutations in any Licensed Option Gene that is the subject of the applicable Licensed Program, in humans by in vivo gene therapy using AAV9 delivering (a) the applicable Licensed Option Gene(s) and/or (b) RNA interference or antisense modalities that target the applicable Licensed Option Gene(s).

1.12 “GBA1” means the gene that produces the glucocerebrosidase enzyme.

1.13 “GBA1 Agreement” means that certain License Agreement entered into between Licensor and Licensee, effective on August 7, 2017.

1.14 “GSK Agreement” means that certain License Agreement entered into between Licensor and SmithKline Beecham Corporation, effective on March 6, 2009, as amended by that certain Amendment to License Agreement dated April 15, 2009, and as further amended from time to time.

1.15 “Know-How” means any and all ideas, information, know-how, data, research results, writings, inventions, discoveries, and other technology (including any proprietary materials), whether or not patentable or copyrightable.

1.16 “Licensed Know-How” means any Know-How Licensor provides to Licensee, and Know-How that has already been disclosed to Licensee by Licensor prior to the Effective Date, including that provided to Licensee under the GBA1 Agreement.

1.17 “Licensed Option Gene” means an Option Gene that is the subject of a Licensed Program.

1.18 “Licensed Patents” means, to the extent they cover AAV9, (a) all United States patents and patent applications listed in Exhibit A, including patents arising from such patent applications, and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, and re-issue applications; provided that “Licensed Patents” will not include any claim of a patent or patent application covering “Manufacturing Technology.”

1.19 “Licensed Product” means (a) any product containing AAV9 incorporating a Licensed Option Gene that is made, made for, used, sold, offered for sale, or imported by Licensee, its Affiliates, and any of its or their Sublicensees, (i) the manufacture, use, sale, offer for sale, or import of which product, in the absence of the license granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How; or (b) any service sold by Licensee, its Affiliates, and any of its or their Sublicensees with respect to the administration of any product containing AAV9 incorporating a Licensed Option Gene to patients that (i) in the absence of the licenses granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of sale or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How.

1.20 “Licensed Program” means any Combination Gene Program or Single Gene Program.

1.21 “Licensed Technology” means, collectively, the Licensed Patents and Licensed Know-How.

1.22 “Licensee Inventions” means any new or improved composition of matter, process, method formula, information, product, invention (whether or not patentable or otherwise protectable), discovery, idea, material, or other Know-How that is first discovered, produced, conceived, or reduced to practice by or on behalf of Licensee, its Affiliates, or any of its or their Sublicensees in connection with the exercise of any rights granted under this Agreement that relate to or are applicable to the inventions claimed in the Licensed Patents or the Licensed Know-How.

1.23 “Manufacturing Technology” means any and all patents, patent applications, Know-How, and all intellectual property rights associated therewith that are owned or controlled by Licensor, and including all tangible embodiments thereof, that claim, cover or relate to the manufacture of adeno-associated viruses, adeno-associated virus vectors, research or commercial reagents related thereto, Licensed Products, or other products, including manufacturing processes, technical information relating to the methods of manufacture, protocols, standard operating procedures, batch records, assays, formulations, quality control data, specifications, scale up methods, any and all improvements, modifications, and changes thereto, and any and all activities associated with such manufacture. Any and all chemistry, manufacturing, and controls (CMC), drug master files (DMFs), or similar materials provided to regulatory authorities and the information contained therein are deemed Manufacturing Technology.

1.24 “Mutual CDA” means that Mutual Confidential Disclosure Agreement dated July 14, 2017 by and between the Parties.

1.25 “Net Sales” means the gross receipts from sales or other disposition of a Licensed Product (including fees for services within the definition of “Licensed Product”) by Licensee and/or its Affiliates and/or any Sublicensees to Third Parties less the following deductions that are directly attributable to a sale, specifically and separately identified on an invoice or other documentation and actually borne by Licensee, its Affiliates, or any Sublicensees: [*] In the event consideration other than cash is paid to Licensee, its Affiliates, or any Sublicensees, for purposes of determining Net Sales, the Parties shall use the cash consideration that Licensee, its Affiliates, or any Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

1.26 “Option Genes” means the genes encoding for aSynuclein, [*], Progranulin, and [*], including all variants and mutant forms of such genes and any and all sequences contained in the DNA sequences corresponding to all primary transcripts of such genes (each gene, an “Option Gene”). [*].

1.27 “Option Term” means the period beginning on the Effective Date and ending on the first anniversary of the Effective Date.

1.28 “Penn Agreement” means that certain License Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by that letter agreement dated March 6, 2009, by that certain Second Amendment to License Agreement effective on September 9, 2014, and by that certain Third Amendment to License Agreement effective on April 29, 2016, and as further amended from time to time.

1.29 “Program Option” has the meaning set forth in Section 2.1.

1.30 “Prosecute” means preparation, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, inter partes review, and interferences.

1.31 “Receiving Party” has the meaning set forth in Section 5.1.

1.32 “REGENXBIO Licensors” means SmithKline Beecham Corporation (or any successor thereto under the GSK Agreement) and The Trustees of the University of Pennsylvania (or any successor thereto under the Penn Agreement).

1.33 “Research Product” means (a) any product containing AAV9 incorporating an Option Gene that is made, made for, or used by Licensee, its Affiliates, and any of its or their Sublicensees, (i) the manufacture or use of which product, in the absence of the license granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture or use, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, or import or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How.

1.34 “Retained Rights” has the meaning set forth in Section 2.4.

1.35 “Single Gene Program” means a program for one or more Licensed Products incorporating a single Option Gene, for which Licensee has exercised a Program Option in accordance with Section 2.1.2.

1.36 “Sublicensee” means (i) any Third Party or Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement as permitted by this Agreement; and (ii) any other Third Party or Affiliate to whom a sublicensee described in clause (i) has granted a further sublicense as permitted by this Agreement.

1.37 “Third Party” means any person or entity other than a Party to this Agreement or Affiliates of a Party to this Agreement.

1.38 “Valid Claim” means (i) a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Licensed Patents or (ii) a claim of a pending patent application included within the Licensed Patents that has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

ARTICLE 2: LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor hereby grants to Licensee during the Option Term three distinct exclusive options, two of which are for a license to a Single Gene Program in the Field and one of which is for a license to a Combination Gene Program in the Field (each option being a “Program Option”), exercisable at Licensee’s sole discretion, each to obtain an exclusive (even as to Licensor), sublicensable (as provided in Section 2.6 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license or sublicense (as applicable), under Licensor’s interest in the Licensed Technology to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Field in accordance with the following provisions:

2.1.1 Research License. During the period commencing on the Effective Date and ending on an Option Gene-by-Option Gene basis on the earlier of: (a) the Grant Date for the first Licensed Program that includes a particular Option Gene, and (b) the end of the Option Term, subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor hereby grants and agrees to grant to Licensee a non-exclusive, sublicensable (as provided in Section 2.6 only), non-transferable (except as provided in Section 10.2), royalty-free, worldwide license to Licensor’s interest under the Licensed Technology to perform research and development activities for a Research Product solely for purposes of evaluating whether to exercise a Program Option, including the right to make and have made Research Products solely for such evaluation purposes. For avoidance of doubt, the foregoing license in this Section 2.1.1 does not include (i) the right to use any Research Product in a human clinical trial(s) or as a diagnostic, or (ii) the right to sell, offer for sale, import, or export any Research Product, or any other commercial uses of a Research Product.

2.1.2 Method of Exercise. To exercise a Program Option, Licensee must, prior to the end of the Option Term, (i) provide written notice to Licensor, which written notice must specify the Option Gene(s) to be included in the applicable Licensed Program for which Licensee is exercising such Program Option, which Licensed Program will thereafter be included in the Field pursuant to Section 2.1.3 and (ii) pay the fee specified in Section 3.2.

2.1.3 License Grant Upon Exercise. If Licensee exercises a Program Option by providing the written notice set forth in Section 2.1.2 for a particular Licensed Program, effective upon Licensor’s receipt of the fee described in Section 3.2 (the “Grant Date” for the applicable Licensed Program), subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor shall be deemed to have granted to Licensee an exclusive (even as to Licensor), sublicensable (as provided in Section 2.6 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license to Licensor’s interest under the Licensed Technology to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Field that are the subject of such Licensed Program, including, for the avoidance of doubt, the right to conduct research and development. For the avoidance of doubt, subject to the rights contained in Section 2.3, the license granted in this Section 2.1.3 does not include rights to any genes other than the Licensed Option Genes.

2.1.4 Exclusion of Licensed Option Genes from a Licensed Program. For 12 months following the expiration of the Option Term, if Licensee has exercised a Program Option for a Combination Gene Program, Licensee has the right to elect to exclude one or more Licensed Option Genes that are the subject of the Combination Gene Program from the scope of such Licensed Program by providing written notice to Licensor, which notice must specify the Licensed Option Gene(s) that shall no longer be included in the license granted to such Combination Gene Program pursuant to this Section 2.1.4. Following Licensee’s delivery of such written notice, the Licensed Option Gene(s) that Licensee wishes to exclude from the scope of the Combination Gene Program will no longer be Licensed Option Gene(s) for the Combination Gene Program.

2.1.5 Exercised Program Option. For the avoidance of doubt, the foregoing license granted pursuant to Section 2.1.3 will be deemed granted on the Grant Date on a Licensed Program-by-Licensed Program basis, solely with respect to the Licensed Program for which a particular Program Option was exercised under this Section 2.1. The Parties acknowledge that there may be different Grant Dates for each Licensed Program, depending on when and if Licensee exercises a Program Option for the applicable Licensed Program. Each Program Option will terminate at the end of the Option Term if Licensee fails to exercise such Program Option prior to the end of the Option Term, and Licensee will have no further rights under this Agreement to exercise any unexercised Program Option.

2.2 Exclusive Rights to Option Genes. Subject to the rights retained by Licensor pursuant to Section 2.4, Licensor will not grant to any Third Party rights to (a) any of the Option Genes using the Licensed Patents during the Option Term that would conflict with the right of Licensee to exercise the Program Options and obtain the licenses set forth in this Agreement or (b) any Licensed Option Gene included in the Combination Gene Program in the Field for a period of 12 months after the expiration of the Option Term.

2.3 Multiple Gene Programs. Following Licensee’s exercise of a Program Option for a Licensed Program, Licensee may combine the Licensed Option Genes that are the subject of such Licensed Program with GBA1 or any other genes with respect to which Licensee has acquired a license from Licensor (whether under this Agreement or any other agreement with Licensor); provided that Licensee provides Licensor with advanced written notice of the Licensed Option Gene(s) in the applicable Licensed Program that Licensee will combine with GBA1 or any other genes with respect to which Licensee has acquired a license from Licensor.

2.4 Retained Rights. Except for the rights and licenses specified in Section 2.1, no license or other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise and whether such intellectual property is subordinate, dominant, or otherwise useful for the practice of the Licensed Technology. Notwithstanding anything to the contrary in this Agreement, Licensor may use and permit others to use the Licensed Technology for any research, development, commercial, or other purposes outside of the Field. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that the following rights are retained by Licensor and the REGENXBIO Licensors (individually and collectively, the “Retained Rights”), whether inside or outside the Field:

2.4.1 The rights and licenses granted in Section 2.1 shall not include any right (and Licensor and the REGENXBIO Licensors retain the exclusive (even as to Licensee) fully sublicensable right) under the Licensed Technology to make, have made, use, sell, offer to sell, and import Domain Antibodies that are expressed by an adeno-associated vector, including AAV9.

2.4.2 Licensor and the REGENXBIO Licensors retain a non-exclusive right for the REGENXBIO Licensors (which right is sublicensable by the REGENXBIO Licensors) to use the Licensed Technology for non-commercial research purposes and to use the Licensed Technology for such REGENXBIO Licensors’ discovery research efforts with non-profit organizations and collaborators.

2.4.3 The REGENXBIO Licensors retain a non-exclusive, sublicensable right under the Licensed Technology to make, have made, use, sell, offer to sell, and import products that deliver RNA interference and antisense drugs using an adeno-associated vector, including AAV9. Licensor retains a non-exclusive, sublicensable right under the Licensed Technology to make, have made, use, sell, offer to sell, and import products that deliver RNA interference and antisense drugs using an adeno-associated vector, including AAV9, outside of the Field.

2.4.4 The rights and licenses granted in Section 2.1 shall not include any right (and Licensor retains the exclusive (even as to Licensee) fully sublicensable right) under the Licensed Technology:

(a)

to conduct commercial reagent and services businesses, which includes the right to make, have made, use, sell, offer to sell, and import research reagents, including any viral vector construct; provided that, for clarity, such rights retained by Licensor shall not include the right to conduct clinical trials in humans in the Field; or

(b)

to use the Licensed Technology to provide services to any Third Parties; provided that Licensee’s license under Section 2.1 does include the right to provide the service of the administration of Licensed Products to patients.

2.4.5 Licensor retains the fully sublicensable right under the Licensed Technology to grant non-exclusive research and development licenses to Affiliates and Third Parties; provided that such research and development rights retained by Licensor shall not include the right to use the Licensed Technology to conduct (or permit others to conduct) clinical trials in humans in the Field or to use the Licensed Technology to offer for sale or sell products in the Field.

2.4.6 The Trustees of the University of Pennsylvania may use and permit other non-profit organizations or other non-commercial entities to use the Licensed Technology for educational and research purposes.

2.5 Government Rights. Licensee acknowledges that the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant, or similar agreement with a federal agency. The license grant hereunder is expressly subject to all applicable United States government rights, including any applicable requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States absent, with respect to such manufacturing requirement, a waiver of such requirement obtained by Licensee from the applicable governmental agency to the extent such waiver is consistent with the Existing Agreements.

2.6 Sublicensing.

2.6.1 The rights and licenses granted pursuant to Section 2.1 are sublicensable by Licensee to any Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 2.6 (including Section 2.6.2).

2.6.2 The right to sublicense granted to Licensee under this Agreement is subject to the following conditions:

(a)

Licensee may only grant sublicenses pursuant to a written sublicense agreement with the Sublicensee. Licensor must receive written notice as soon as practicable following execution of any such sublicenses. Any further sublicenses granted by any Sublicensees (to the extent permitted hereunder) must comply with the provisions of this Section 2.6 (including Section 2.6.2) to the same extent as if Licensee granted such sublicense directly.

(b)

In each sublicense agreement, the Sublicensee must be required to comply with the terms and conditions of this Agreement to the same extent as Licensee has agreed and must acknowledge that Licensor is an express third party beneficiary of such terms and conditions under such sublicense agreement.

(c)	The official language of any sublicense agreement shall be English.

(d)

Within [*] after entering into a sublicense, Licensor must receive a copy of the sublicense written in the English language for Licensor’s records and to share with the REGENXBIO Licensors. The copy of the sublicense may be redacted to exclude confidential information of the applicable Sublicensee, but such copy shall not be redacted to the extent that it impairs Licensor’s (or the REGENXBIO Licensors’) ability to ensure compliance with this Agreement; provided that, if either of the REGENXBIO Licensors requires a complete, unredacted copy of the sublicense, Licensee shall provide such complete, unredacted copy.

(e)

Licensee’s execution of a sublicense agreement will not relieve Licensee of any of its obligations under this Agreement. Licensee is and shall remain [*] to Licensor for all of Licensee’s duties and obligations contained in this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee will be deemed to be in breach of this Agreement as a result of such act or omission.

2.7 Improvements.

2.7.1 Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, transferable, sublicensable, irrevocable, perpetual license:

(a)	to use any Licensed Back Improvements (and any intellectual property rights with respect thereto) consummate in scope to the Retained Rights, and

(b)

to practice the Licensed Back Improvements (and any intellectual property rights with respect thereto) in connection with AAV9, including the right to research, develop, make, have made, use, offer for sale, and sell products and services; provided that Licensor shall have no right, under the license in this Section 2.7.1(b), to practice the Licensed Back Improvements in the Field.

2.7.2 For purposes of this Agreement, “Licensed Back Improvements” means any patentable modifications or improvements developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within the Licensed Patents.

2.7.3 Licensee agrees to provide prompt notice to Licensor upon the filing of any patent application covering any Licensee Invention or any Licensed Back Improvement, together with a reasonably detailed description of, or access to, any such Licensed Back Improvement to permit the practice of any such invention or improvement.

2.8 Transfer of Licensed Know-How. During the [*] period following the Effective Date, at Licensee’s sole expense, to the extent not previously disclosed or provided to Licensee, Licensor will deliver Licensee any Know-How that Licensor agrees to provide to Licensee following a written request from Licensee. Licensee acknowledges and agrees that all Licensed Know-How disclosed pursuant to this Section 2.8 will be deemed “Confidential Information” of Licensor, regardless of whether such information is marked or identified as confidential and without an obligation to summarize oral information.

2.9 Section 365(n) of the Bankruptcy Code. All rights and licenses granted to Licensee or Licensor under or pursuant to this Agreement are and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable law outside the United States.

2.10 Covenants Related to Existing Licenses. During the term of this Agreement, without the prior written consent of Licensee, which consent shall not be unreasonably withheld, Licensor agrees not to (i) terminate the GSK Agreement or the Penn Agreement, or (ii) amend either of the GSK Agreement or the Penn Agreement if such amendment would adversely alter the rights granted to Licensee under this Agreement.

ARTICLE 3: CONSIDERATION

3.1 Initial Fee. In partial consideration of the options and rights granted to Licensee under this Agreement, Licensee shall pay Licensor an initial fee of $600,000.

3.2 Fee for Exercise of a Program Option. Licensee shall pay Licensor a fee of $600,000 upon the exercise of each Program Option on the date each Program Option is exercised.

3.3 Annual Maintenance Fee. In partial consideration of the rights and licenses granted to Licensee under Section 2.1, with respect to each Licensed Program, Licensee shall pay Licensor on-going annual maintenance fees of [*] per Licensed Option Gene per Licensed Program, which annual maintenance fee will be paid on each anniversary of the Grant Date of the applicable Licensed Program. Notwithstanding the foregoing, if the same Licensed Option Gene is the subject of more than one Licensed Program, then the annual license maintenance fee will only be due once annually for each such Licensed Option Gene on the anniversary of the first Grant Date for a Licensed Program that includes such Licensed Option Gene; provided, however, that irrespective of the number of Licensed Programs of which such Licensed Option Gene is the subject, in no event shall the annual license maintenance fee be less than [*] per Licensed Program. For example, if [*] is included in both the Single Gene Program and the Combination Gene Program, then the annual license maintenance fee for [*] as a Licensed Option Gene will be due on the anniversary of the Grant Date for the Single Gene Program or the Combination Gene Program, whichever comes first. In addition, if Licensee elects to exclude one or more Licensed Option Genes from the scope of a Licensed Program pursuant to Section 2.1.4, then the applicable Licensed Option Gene(s) will no longer be subject to payment under this Section 3.3 for that Licensed Program. Notwithstanding the foregoing, if a Licensed Program includes one or more Licensed Option Genes in combination with GBA1, then the annual license maintenance fee shall only be due under this Agreement for the Licensed Option Genes that are the subject of such Licensed Program, while maintenance fees for GBA1 will continue to be due under the GBA1 Agreement.

3.4 Royalties. In further consideration of the rights and licenses granted to Licensee under this Agreement, Licensee shall pay to Licensor the following royalties based upon Net Sales of Licensed Products, subject to the reductions in royalty rates set forth in Section 3.4.1 and Section 3.6, provided that if a Licensed Product is the subject of a Licensed Program that includes GBA1, then royalties for that Licensed Product shall only be due under this Agreement and not the GBA1 Agreement.

Cumulative Annual Net Sales of all Licensed Products Worldwide	Royalty Percentage

Portion of Net Sales in a calendar year less than [*]	[*]

Portion of Net Sales in a calendar year between (and including) [*] through (and including) [*]	[*]

Portion of Net Sales in a calendar year greater than [*]	[*]

3.4.1 Third Party Royalties Stacking Provision. If Licensee must obtain a license from a Third Party to avoid infringement of such Third Party’s rights in order to manufacture, use, or commercialize a given Licensed Product and if the royalties required to be paid to such Third Party for such license, together with those royalties payable to Licensor, in the aggregate, exceed [*] of Net Sales for any Licensed Product, then the royalty owed to Licensor for that Licensed Product will be reduced by an amount calculated as follows:

STACKING ROYALTY CALCULATIONS

R = (C * (A / (A+B)))

Where

R = reduction of Licensor royalty,

A = unreduced Licensor royalty,

B = sum of all Third Party royalties,

C = increment of projected total royalty above [*].

Example Calculation:

Assume:	i) all Third Party royalties = [*]
ii) unreduced Licensor royalty = [*]
iii) projected total royalty = [*]

R = [*]

R = ([*])

R = [*]

Licensor Stacked Royalty = [*] (but subject to the cap described below)

Notwithstanding the foregoing, in each Calendar Quarter, Licensee will pay to Licensor no less than [*] of the royalties that Licensee would otherwise pay to Licensor with respect to Net Sales of Licensed Products if there were no adjustments to such royalties as a result of deductions from such royalties due to payments owed to Third Parties as set forth in this Section 3.4.1.

3.4.2 Royalty Payment Period. Licensee’s obligation hereunder for payment of a royalty under this Section 3.4 on the Net Sales of Licensed Products in a given country will end on a country-by-country, Licensed Product-by-Licensed Product basis on the later of: (i) expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed Patents to expire, lapse, become abandoned or become unenforceable for the applicable Licensed Product in the applicable country, or (ii) [*] from the first commercial sale of the applicable Licensed Product in the applicable country.

3.5 Sublicense Fees.

3.5.1 In further consideration of the rights and licenses granted to Licensee under Section 2.1, (i) Licensee will pay Licensor [*] of any sublicense fees ([*]) received by Licensee or its Affiliates from a Third Party for the Licensed Technology from any Sublicensee or from any person or entity granted any option to obtain a sublicense (“Sublicensing Revenue”) under any sublicense agreement entered into during the period commencing on the Effective Date and continuing until the [*] of the Effective Date and (ii) Licensee will pay Licensor [*] of any Sublicensing Revenue received by Licensee or its Affiliates under any sublicense agreement entered into on or after the [*] of the Effective Date.

3.5.2 With respect to the obligations under this Section 3.5, Sublicensing Revenue shall not include and Licensee shall not be required to submit any amounts received from a Third Party for the following:

[*]

3.5.3 If Licensee or its Affiliates receives sublicense fees from Sublicensees or from any person or entity granted any option to obtain a sublicense under this Agreement in the form of non-cash consideration, then, at Licensor’s option, Licensee shall pay Licensor payments as required by this Section 3.5: (a) in the form of the non-cash consideration received by Licensee or its Affiliates or (b) a cash payment determined based on the fair market value of such non-cash consideration. If Licensee or its Affiliate enters into any sublicense that is not an arm’s length transaction, then fees due under this Section 3.5 will be calculated based on the fair market value of such transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

3.6 Adjustment of Fees for Licenses. On a Licensed Product-by-Licensed Product, country-by-country basis, upon the date on which the manufacture, use, sale, offer for sale, or import of a Licensed Product does not infringe or is not covered by a Valid Claim in such country, then the applicable fees and payments otherwise due under this Section 3 shall be reduced by [*].

3.7 Reports and Records.

3.7.1 Licensee must deliver to Licensor within [*] after the end of each Calendar Quarter after the first commercial sale of a Licensed Product a report setting forth the calculation of the royalties due to Licensor for such Calendar Quarter on a Licensed-Product by Licensed-Product basis, including:

(a)

Description of the Licensed Product in each Licensed Program, including whether GBA1 or any other genes with respect to which Licensee has acquired a license from Licensor has been included with the Licensed Option Gene(s) in the Licensed Program;

(b)	Number of Licensed Products included within Net Sales, listed by country;

(c)	Gross consideration for Net Sales of Licensed Product, including all amounts invoiced, billed, or received, listed by country;

(d)	Qualifying costs to be excluded from the gross consideration, as described in Section 1.25, listed by category of cost and by country;

(e)	Net Sales of Licensed Products listed by country;

(f)	A detailed accounting of any royalty reductions applied pursuant to Section 3.4.1;

(g)	Royalties owed to Licensor; and

(h)	The computations for any applicable currency conversions.

3.7.2 Licensee shall pay the royalties due under Section 3.4 within [*] following the last day of the Calendar Quarter in which the royalties accrue. Licensee shall send the royalty payments along with the report described in Section 3.7.1.

3.7.3 Within [*] after the receipt of any fees from any Sublicensee as described in Section 3.5, Licensee must deliver to Licensor a report describing the fees received and any permitted deductions under Section 3.5.2 listed by category, together with a payment of the applicable amount due to Licensor pursuant to Section 3.5.

3.7.4 All financial reports under this Section 3.7 will be certified by the chief financial officer of Licensee or Licensee’s qualified financial representative.

3.7.5 Licensee shall maintain and require its Affiliates and all Sublicensees to maintain, complete, and accurate books and records that enable the royalties, fees, and payments payable under this Agreement to be verified. The records must be maintained for [*] after the submission of each report under Article 3. Upon reasonable prior written notice to Licensee and not more than once each calendar year, Licensee and its Affiliates and all Sublicensees will provide Licensor and/or the REGENXBIO Licensors (and their respective accountants) with access to all of the relevant books, records, and related background information required to conduct a review or audit of the royalties, fees, and payments payable to Licensor under this Agreement to be verified. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the auditing party’s review or audit without unreasonable disruption to Licensee’s business; and (c) no more than once each calendar year during the term of this Agreement and for a period of [*] thereafter. Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Licensee has underpaid any payment by [*] or more, then Licensee will also promptly pay the costs and expenses of Licensor and the REGENXBIO Licensors and their respective accountants in connection with the review or audit. If the review or audit determines that Licensee has overpaid any payment, then Licensor shall refund the overpayment to Licensee.

3.8 Currency, Interest.

3.8.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Licensor under this Agreement must be made in United States dollars.

3.8.2 If Licensee receives payment in a currency other than United States dollars for which a royalty or fee or other payment is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal, N.Y. edition or other publication as mutually agreed upon by the Parties, as of the last business day of the Calendar Quarter in which the payment was received by Licensee; and (b) the conversion computation will be documented by Licensee in the applicable report delivered to Licensor under Section 3.7.

3.8.3 All amounts that are not paid by Licensee when due will accrue interest from the date due until paid at a rate equal to 1.5% per month (or the maximum allowed by law, if less).

3.9 Taxes and Withholding.

3.9.1 All payments hereunder will be made free and clear of, and without deduction or deferment in respect of, and Licensee shall pay and be responsible for, and shall hold Licensor harmless from and against, any taxes, duties, levies, fees, or charges, including sales, use, transfer, excise, import, and value added taxes (including any interest, penalties, or additional amounts imposed with respect thereto) but excluding withholding taxes to the extent provided in Section 3.9.2. At the request of Licensee, Licensor will give Licensee such reasonable assistance, which will include the provision of documentation as may be required by the relevant tax authority, to enable Licensee to pay and report and, as applicable, claim exemption from or reduction of, such tax, duty, levy, fee, or charge.

3.9.2 If any payment made by Licensee hereunder becomes subject to withholding taxes with respect to Licensor’s gross or net income under the laws of any jurisdiction, then Licensee will deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law and will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor appropriate proof of payment of such withholding taxes. At the request of Licensor, Licensee will give Licensor such reasonable assistance, which will include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Licensor to claim exemption from or reduction of, or otherwise obtain repayment of, such withholding taxes, and will upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of withholding tax.

ARTICLE 4: DILIGENCE

4.1 Diligence Obligations. Licensee will use commercially reasonable efforts to develop, commercialize, market, promote, and sell a Licensed Product for each Licensed Program in the Field. Commercially reasonable efforts means efforts equivalent to those utilized by [*]

4.2 Reporting. Within [*] after each Grant Date for a Licensed Program and within [*] of each December 1 thereafter, Licensee shall provide Licensor with written progress reports, setting forth in such detail as Licensor may reasonably request, the progress of the development, evaluation, testing, and commercialization of each Licensed Product in each Licensed Program. Licensee will also notify Licensor within [*] the first commercial sale by Licensee, its Affiliates, or any Sublicensees of each Licensed Product in each Licensed Program. Such a report (“Development Progress Report”), setting forth the current stage of development of Licensed Products, shall include:

4.2.1 Date of Development Progress Report and time covered by such report;

4.2.2 Major activities and accomplishments completed by Licensee, its Affiliates, and any Sublicensees relating directly to the Licensed Products since the last Development Progress Report;

4.2.3 Significant research and development projects relating directly to the Licensed Products currently being performed by Licensee, its Affiliates, and any Sublicensees and projected dates of completion;

4.2.4 A development plan covering [*], which will include future development activities to be undertaken by Licensee, its Affiliates, or any Sublicensees during the next reporting period relating directly to the Licensed Products, Licensee’s strategy to bring the Licensed Products to commercialization, and projected timeline for completing the necessary tasks to accomplish the goals of the strategy;

4.2.5 Projected total development remaining before product launch of each Licensed Product; and

4.2.6 Summary of significant development efforts using the Licensed Technology being performed by Third Parties, including the nature of the relationship between Licensee and such Third Parties.

4.3 Confidential Information. The Parties agree that Development Progress Reports shall be deemed Licensee’s Confidential Information; provided that Licensor may share a copy of such reports with the REGENXBIO Licensors.

4.4 Improvements. Simultaneously with the Development Progress Report, Licensee shall deliver a detailed description of any Licensed Back Improvements, if not previously provided pursuant to Section 2.7.3.

ARTICLE 5: CONFIDENTIALITY

5.1 Treatment of Confidential Information. Each Party, as a receiving party (a “Receiving Party”), agrees that it will (a) treat Confidential Information of the other Party (the “Disclosing Party”) as strictly confidential; (b) protect the Confidential Information of the Disclosing Party with at least the same degree of care as it protects its own confidential and proprietary information, and in any event with not less than a reasonable degree of care; (c) not disclose such Confidential Information to Third Parties without the prior written consent of the Disclosing Party, except as may be permitted in this Agreement; provided that any disclosure permitted hereunder shall be under confidentiality agreements with provisions at least as stringent as those contained in this Agreement; and (d) not use such Confidential Information for purposes other than those authorized expressly in this Agreement. The Receiving Party agrees to ensure that its employees who have access to Confidential Information are obligated to abide by written obligations of confidentiality and non-use at least as stringent as those contained under this Agreement.

5.2 Public Announcements.

5.2.1 The Parties may agree to issue a joint press release. Except as provided in Section 5.2.2, any press releases by either Party with respect to the other Party or any other public disclosures concerning the existence of or terms of this Agreement shall be subject to review and approval by the other Party. Once a joint press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.2.2 Notwithstanding Section 5.2.1, Licensor has the right to publish (through press releases, scientific journals, or otherwise) and refer to any clinical, regulatory, or research results that have been publicly disclosed by Licensee related to Licensee’s Licensed Products or AAV9 program, including referring to Licensee by name as a licensee of Licensor, which publication or referral by Licensor shall not require the prior consent of Licensee.

5.3 Authorized Disclosure. Notwithstanding the provisions of Section 5.1 or 5.2, either Party may disclose Confidential Information or make such a disclosure of the existence of or terms of this Agreement to any [*]; provided that, in each case, such recipient of Confidential Information is obligated to keep such information confidential on terms no less stringent than those set forth in this Agreement. Furthermore, subject to the terms of this Agreement, Licensee agrees that Licensor may share a copy of this Agreement, reports and notices provided by Licensee to Licensor pursuant to the terms of this Agreement, and copies of sublicense agreements provided to Licensor hereunder with the REGENXBIO Licensors. In the event that the Receiving Party receives service of legal process that purports to compel disclosure of the Disclosing Party’s Confidential Information or becomes obligated by law, rule, regulation or rules of a security exchange to disclose the Confidential Information of the Disclosing Party or the existence of or terms of this Agreement to any governmental authority, the Receiving Party shall promptly notify the Disclosing Party, so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement or waive compliance by the Receiving Party with the provisions of this Agreement. The Receiving Party will provide the Disclosing Party with reasonable assistance in obtaining such protective order or other remedy. If, in the absence of such protective order or other remedy, the Receiving Party is nonetheless required by law, rule, regulation, or rules of a security exchange to disclose the existence of or terms of this Agreement or other Confidential Information of the Disclosing Party, then the Receiving Party may disclose such Confidential Information without liability hereunder; provided that the Receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and only to the extent required by law.

5.4 Term of Confidentiality. The obligations of this Article 5 shall continue for a period of [*] following the expiration or termination of this Agreement.

ARTICLE 6: TERM AND TERMINATION

6.1 Term of Agreement. This Agreement will commence on the Effective Date and continue in effect on a country-by-country, Licensed Product-by-Licensed Product basis until the later of: (i) the expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed Patents to expire, lapse, become abandoned, or become unenforceable for the applicable Licensed Product, or (ii) seven years from the first commercial sale of each Licensed Product, unless sooner terminated as provided in this Agreement. Upon expiration of the Agreement, the license grant to Licensee pursuant to Section 2.1.3 shall become irrevocable, perpetual, royalty-free and fully paid-up.

6.2 Automatic Termination. This Agreement automatically terminates for any Program Option that Licensee has not exercised at the end of the Option Term. Licensee shall grant Licensor a non-exclusive, irrevocable, perpetual, royalty-free and fully paid up license to practice under Licensee’s interest in and to all Know-How specifically related to and patent rights that claim or cover (as applicable) any Option Gene for which Licensee has not exercised its option for a Licensed Program (and therefor is not a Licensed Option Gene) to the extent such Know-How or patent rights were generated by Licensee as a result of practicing under the Licensed Patents in connection with such Option Gene for any purpose.

6.3 Licensee’s Right to Terminate. Licensee may, upon six months’ prior written notice to Licensor, terminate this Agreement for any reason, with or without cause. In exercising such termination right, Licensee may terminate the Agreement in its entirety or, if desired, Licensee may specify in the written notice that this Agreement is terminating only with respect to one or more of the Licensed Programs within the Field. For the avoidance of doubt, upon termination only with respect to one or more (but not all) of the Licensed Programs within the Field, Licensee shall no longer be obligated to pay annual maintenance fees with respect to the Licensed Option Genes that are the subject of such terminated Licensed Program(s) (unless such Licensed Option Genes are also the subject of another Licensed Program for which this Agreement is not terminated).

6.4 Termination for Breach.

6.4.1 Licensor may terminate this Agreement, if Licensee is late in paying to Licensor royalties, fees, or any other monies due under this Agreement and if Licensee does not pay Licensor in full within 15 days upon written demand from Licensor, which termination shall be effective immediately upon the expiration of such 15-day cure period.

6.4.2 Either Party may terminate this Agreement if the other Party materially breaches this Agreement and does not cure such material breach within 30 days after written notice of the breach, which termination shall be effective immediately upon the expiration of such 30-day cure period.

6.4.3 Notwithstanding the foregoing in Section 6.4.1 and 6.4.2, if any uncured payment failure or breach of this Agreement does not relate to all Licensed Programs in the Field, the non-breaching Party will have the right to terminate this Agreement solely with respect to the Licensed Program(s) to which such breach relates.

6.4.4 Notwithstanding Section 6.4.1 and Section 6.4.2, if termination is by Licensor as a result of a payment breach or Licensee’s materially breaching Section 4.1 and if Licensee disputes in good faith that a payment is due hereunder or that such material breach exists, and Licensee gives Licensor written notice of such dispute within 10 days, in the case of payments, or 30 days in the case of an alleged material breach, in each case, following Licensee’s receipt of Licensor’s notice of default, then Licensor may not terminate this Agreement until the dispute is resolved in accordance with Section 10.6 (and a payment is determined to be due to Licensor or a breach determined to have occurred); provided that Licensor shall be entitled to terminate this Agreement at the end of the original 15-day or 30-day cure period (as applicable), without waiting for resolution of the dispute in accordance with Section 10.6, if the breach by Licensee of this Agreement would cause Licensor to be in breach of an Existing Agreement.

6.5 Termination for Insolvency. Licensor shall have the right to terminate this Agreement, upon notice to the Licensee, in the event that:

(a) Licensee shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) admitted in writing its inability to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

(b) An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of Licensee, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for the Licensee or for all or substantially all of its property, or (iii) the winding-up or liquidation of the Licensee; and, in each case, such proceeding or petition shall have continued undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for 30 days.

6.6 Patent Challenge.

6.6.1 Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, upon the commencement by Licensee or any of its Affiliates of a Patent Challenge.

6.6.2 Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee commences a Patent Challenge; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee commences a Patent Challenge. If a Sublicensee commences a Patent Challenge and Licensee fails to terminate the applicable sublicense agreement, then Licensor may terminate this Agreement, effective immediately upon written notice to the Licensee.

6.6.3 For purposes of this Section 6.6, “Patent Challenge” means any action against Licensor or the REGENXBIO Licensors, including an action for declaratory judgment, to declare or render invalid or unenforceable the Licensed Patents, or any claim thereof.

6.7 Effects of Termination. The effects of termination by Licensee pursuant to Section 6.3, by either Party, as applicable, under Section 6.4, or by Licensor pursuant to Section 6.5 or 6.6 shall be as follows:

6.7.1 The applicable licenses granted by Licensor hereunder shall terminate, and Licensee, its Affiliates, and (unless the sublicense agreement is assigned pursuant to Section 6.7.2) all Sublicensees shall cease to make, have made, use, import, sell, and offer for sale all Licensed Products and shall cease to otherwise practice the Licensed Technology under the terminated licenses; provided that Licensee and its Affiliates shall have the right to continue to sell its existing inventories of Licensed Products under the terminated licenses for a period not to exceed [*] after the effective date of such termination;

6.7.2 If termination is by Licensor pursuant to Section 6.4, 6.5, or 6.6, then, at Licensor’s request, Licensee shall assign to Licensor any or all sublicenses granted to Third Parties to the extent of the rights licensed to Licensee hereunder and sublicensed to the Sublicensee; provided that (i) prior to such assignment, Licensee shall advise Licensor whether such Sublicensee is then in full compliance with all terms and conditions of its sublicense and continues to perform thereunder, and, if such Sublicensee is not in full compliance or is not continuing to perform, Licensor may elect not to have such sublicense assigned; and (ii) following such assignment, Licensor shall not be liable to such Sublicensee with respect to any obligations of Licensee to the Sublicensee that are not consistent with, or not required by, Licensor’s obligations to Licensee under this Agreement; and all sublicenses not requested to be assigned to Licensor shall terminate. If termination is for any other reason, then all sublicenses shall terminate;

6.7.3 If termination is by Licensee pursuant to Section 6.3 or by Licensor pursuant to Section 6.4, 6.5, or 6.6, then Licensee shall grant, and hereby grants, to Licensor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, sublicensable license under any patentable modifications or improvements (and any intellectual property rights with respect thereto) developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within any of the Licensed Patents, for use by Licensor for the research, development, and commercialization of products in any therapeutic indication;

6.7.4 Licensee shall pay all monies then-owed to Licensor under this Agreement; and

6.7.5 Each Receiving Party shall, at the Disclosing Party’s request, return all Confidential Information of the Disclosing Party. Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

6.7.6 For any Program Option terminated pursuant to Section 6.2, within [*] of the effective date of such termination, Licensee shall provide to Licensor copies of all patent applications, issued patents, and data included in the license granted to Licensor under Section 6.2; provided that any such patent application that is unpublished will be the Confidential Information of Licensee and subject to the terms of Article 5.

6.8 Survival. Licensee’s obligation to pay all monies due and owed to Licensor under this Agreement that have matured as of the effective date of termination or expiration shall survive the termination or expiration of this Agreement. In addition, the provisions of Section 2.4, (Retained Rights), 2.5 (Government Rights), 2.7 (Improvements), Article 3 (Consideration) (solely with respect to any final reports or to the extent any amounts accrued prior to expiration or termination but unpaid), Section 3.7 (Reports and Records), Article 5 (Confidentiality), Article 6 (Term and Termination), Section 8.3 (Disclaimer of Warranties, Damages), Section 8.4 (Indemnification), Section 8.5 (Insurance), Article 9 (Use of Name), and Article 10 (Additional Provisions) shall survive such termination or expiration of this Agreement in accordance with their respective terms.

ARTICLE 7: PATENT MAINTENANCE; PATENT INFRINGEMENT

7.1 Prosecution of Licensed Patents. As between Licensor and Licensee, the Parties agree as follows:

7.1.1 Licensor shall have the sole right, but not the obligation, to Prosecute patent applications and issued patents within Licensed Patents, in Licensor’s sole discretion. Subject to Section 7.1.3, Licensor shall provide Licensee with a reasonable opportunity to review and provide comments in connection with the Prosecution of the Licensed Patents; and Licensor shall keep Licensee reasonably informed as to all material developments with respect to such Licensed Patents and shall supply to Licensee copies of material communications received and filed in connection with the Prosecution of such Licensed Patents.

7.1.2 Nothing in this Agreement obligates Licensor to continue to Prosecute any patent applications or issued patents, and Licensee acknowledges that Licensor shall have no obligation to undertake any inter-party proceedings, such as oppositions, inter partes review, or interferences, or to undertake any re-examination or re-issue proceedings, in either case, with respect to the Licensed Patents.

7.1.3 Licensee acknowledges that The Trustees of the University of Pennsylvania control Prosecution of the Licensed Patents, with Licensor having certain rights to review. Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.1 are subject to the rights of the REGENXBIO Licensors set forth in the Existing Agreements with respect to the Licensed Patents, and (b) Licensor’s obligations under this Agreement only apply to the extent of Licensor’s rights with respect to participation in Prosecuting the Licensed Patents under the Existing Agreements.

7.2 Infringement Actions Against Third Parties.

7.2.1 Licensee is responsible for notifying Licensor promptly of any infringement of Licensed Patents (other than Retained Rights) that may come to Licensee’s attention, including any “patent certification” filed in the United States under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions alleging the invalidity, unenforceability or non-infringement of any Licensed Patents, and any notification received pursuant to subsection (k) of 42 U.S.C § 262 for any Licensed Product that becomes a “reference product.” However, Licensee is under no obligation to search for potential infringers.

7.2.2 As between Licensor and Licensee, but subject to any obligations of Licensor to the REGENXBIO Licensors, Licensor shall have the sole right, but not the obligation, to prosecute any such infringement [*] In any action to enforce any of the Licensed Patents, Licensee, at the request and expense of Licensor, shall cooperate to the fullest extent reasonably possible, including in the event that, if Licensor is unable to initiate or prosecute such action solely in its own name, Licensee shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute, maintain, and settle such action. Nothing in this Agreement obligates Licensor to bring or prosecute lawsuits against Third Parties for infringement of any Licensed Patents.

7.2.3 Licensee shall have no right to undertake prosecution of any such infringement.

7.3 Defense of Infringement Claims. In the event Licensee or Licensor becomes aware that Licensee’s or any of its Affiliates’ or any Sublicensees’ practice of the Licensed Patents is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other, and the Parties shall consider the claim and the most appropriate action to take. Licensee shall cause each of its Affiliates and each Sublicensee to notify Licensee promptly in the event such entity becomes aware that its practice of the Licensed Patents is the subject of a claim of patent infringement by another. To the extent Licensor takes any action, Licensor (or the REGENXBIO Licensors) shall have the right to require Licensee’s reasonable cooperation in any such suit, upon written notice to Licensee; and Licensee shall have the obligation to participate upon Licensor’s request, in which event, Licensor shall bear the cost of Licensee’s participation. Without Licensor’s prior written permission, which shall not be unreasonably denied, Licensee must not settle or compromise any such suit in a manner that imposes any material obligations or restrictions on Licensor or either of the REGENXBIO Licensors or grants any rights to the Licensed Patents other than rights that Licensee has the right to grant under this Agreement.

ARTICLE 8: WARRANTIES; INDEMNIFICATION

8.1 Representations and Warranties by Licensor. Licensor represents and warrants to Licensee as of the Effective Date:

8.1.1 Licensor has the right, power, and authority to enter into this Agreement and to grant to Licensee the rights specified in this Agreement;

8.1.2 This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.1.3 There are no actions, suits, proceedings, or arbitrations pending or, to Licensor’s knowledge, threatened against Licensor relating to the Licensed Patents that would be inconsistent with the rights granted to Licensee under this Agreement;

8.1.4 To Licensor’s knowledge, (a) the Licensed Patents are solely owned by The Trustees of the University of Pennsylvania, and (b) no Third Party (other than the REGENXBIO Licensors) has any right, interest, or claim in or to such Licensed Patents in the Field that are inconsistent with those granted to Licensee under this Agreement;

8.1.5 Licensor has not received any written notice from any Third Party patentee alleging infringement of such Third Party’s patents by the practice of the Licensed Patents in the Field;

8.1.6 Licensor has not received any written notice from any of its licensors under the GSK Agreement or the Penn Agreement informing Licensor that there are any actions, suits, proceedings, or arbitrations pending against such licensors relating to the Licensed Patents that would impact activities under this Agreement; and

8.1.7 To Licensor’s knowledge, the GSK Agreement and the Penn Agreement are in full force and effect and Licensor is not in breach, and entering into this Agreement will not cause any breach, of any provisions thereof.

8.2 Representations and Warranties by Licensee. Licensee represents and warrants to Licensor as of the Effective Date that:

8.2.1 Licensee has the right, power, and authority to enter into this Agreement and to grant the rights granted by it hereunder;

8.2.2 This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.2.3 Licensee has provided Licensor with an accurate summary pro forma balance sheet reflecting Licensee’s financial position immediately following the closing of the financing contemplated under the Stock Purchase Agreement and other related agreements among stockholders; and

8.2.4 There are no actions, suits, proceedings, or arbitrations pending or, to Licensee’s knowledge, threatened against Licensee that would impact Licensee’s activities under this Agreement.

8.3 Disclaimer of Warranties, Damages. EXCEPT AS SET FORTH IN SECTION 8.1, THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ALL RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY, AND PROFITABILITY; OR (ii) THAT THE USE OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES. EXCEPT AS SET FORTH HEREIN, NONE OF LICENSOR AND THE REGENXBIO LICENSORS SHALL BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS, ANY SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO: (a) ANY CLAIM ARISING FROM USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS; OR (b) ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.4 OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 5.

8.4 Indemnification.

8.4.1 By Licensee. Licensee shall defend, indemnify, and hold harmless Licensor, the REGENXBIO Licensors, and their respective shareholders, members, officers, trustees, faculty, students, contractors, agents, and employees (individually, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party liability, loss, damage, action, claim, fee, cost, or expense (including attorneys’ fees) (individually, a “Third Party Liability” and, collectively, the “Third Party Liabilities”) suffered or incurred by the Licensor Indemnified Parties from claims of such Third Parties that result from or arise out of: [*]; provided, however, that Licensee shall not be liable for claims to the extent based on any breach by Licensor of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties. Without limiting the foregoing, Licensee must defend, indemnify, and hold harmless the Licensor Indemnified Parties from and against any Third Party Liabilities resulting from:

(a)	any [*] or other claim of any kind related to the [*] by a Third Party of a Licensed Product that [*] by Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors;

(b)	any claim by a Third Party that the [*]; and

(c)

[*] conducted by or on behalf of Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors relating to the Licensed Technology or Licensed Products, including any claim by or on behalf of a [*].

8.4.2 By Licensor. Licensor shall defend, indemnify, and hold harmless Licensee, its Affiliates and Sublicensees and their respective shareholders, members, partners, officers, trustees, contractors, agents, and employees (individually, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Third Party Liabilities suffered or incurred by the Licensee Indemnified Parties from claims of such Third Parties that result from or arise out of: (i) any breach by Licensor (or its Affiliates) of the representations, warranties, or obligations of this Agreement; and (ii) Licensor’s or its Affiliates’ gross negligence or intentional misconduct; provided, however, that Licensor shall not be liable for claims based on any breach by Licensee of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties.

8.4.3 Indemnification Procedure. Each Party, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to Third Party Liabilities in a manner (i) that imposes any restrictions or obligations on the indemnified party (an “Indemnified Party”) or, if Licensor is the Indemnifying Party, any REGENXBIO Licensor, without the other Party’s prior written consent, (ii) if Licensee is the

Indemnifying Party, that grants any rights to the Licensed Technology or Licensed Products other than those Licensee has the right to grant under this Agreement without Licensor’s prior written consent, or (iii) if Licensor is the Indemnifying Party, that grants any rights that are inconsistent with those granted to Licensee under this Agreement without Licensee’s prior written consent. The Indemnifying Party shall be permitted to control any litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 8.4, including the selection of counsel, with the reasonable approval of the Indemnified Party. If an Indemnifying Party fails or declines to assume the defense of any such claim or action within [*] after notice thereof, then the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party. The indemnification rights of an Indemnified Party contained in this Agreement are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise. The Indemnifying Party will pay directly all Third Party Liabilities incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all documented Third Party Liabilities incident to the defense or negotiation of any such claim within [*] after the Indemnifying Party’s receipt of invoices for such fees, expenses, and charges.

8.5 Insurance. Licensee will procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of Licensee’s (and its Affiliates’ and any Sublicensees’) performance under this Agreement: (a) no later than [*] after the Effective Date, and thereafter during the term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [*] combined single limit per occurrence (or claim) and in the aggregate annually; (b) prior to the commencement of clinical trials involving Licensed Products and thereafter for a period of not less than [*] (or such longer period as Licensee is required by applicable law to continue to monitor the participants in the clinical trial), clinical trials coverage in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of [*] combined single limit per occurrence (or claim) and in the aggregate annually; and (c) from prior to the first commercial sale of a Licensed Product until [*] after the last sale of a Licensed Product, product liability coverage, in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of [*] combined single limit per occurrence (or claim) and in the aggregate annually. Licensor may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 8.5, and Licensor reserves the right to require Licensee to adjust the limits accordingly. The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to the Licensor Indemnified Parties under this Agreement. The policies of insurance required by this Section 8.5 will be issued by an insurance carrier with an A.M. best rating of [*] or better and will name Licensor as an additional insured with respect to Licensee’s performance (and its Affiliates’ and any Sublicensees’) under this Agreement. Licensee will provide Licensor with insurance certificates evidencing the required coverage within [*] after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Licensor in writing at least [*] prior to the cancellation or material change in coverage. Licensee will cause all Sublicensees to comply with the terms of this Section 8.5 to the same extent as Licensee.

ARTICLE 9: USE OF NAME

9.1 Use by Licensee. Licensee, its Affiliates, any Sublicensees, and all of its and their employees and agents must not use Licensor’s, the University of Pennsylvania’s, or SmithKline Beecham Corporation’s name, seal, logo, trademark, or service mark (or any adaptation thereof) or the name, seal, logo, trademark, or service mark (or any adaptation thereof) of any of such entities’ representative, school, organization, employee, or student in any way without the prior written consent of Licensor or such entity, as applicable, unless required to do so pursuant to applicable law, rule, regulation or rules of a securities exchange; provided, however that Licensee may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable.

9.2 Use by Licensor. Licensor and all of its employees and agents must not use Licensee’s name, seal, logo, trademark, or service mark (or any adaptation thereof) in any way without the prior written consent of Licensee, unless required to do so pursuant to applicable law, rule, regulation or rules of a securities exchange; provided, however that Licensor may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable, and refer to Licensee as a licensee of Licensor.

ARTICLE 10: ADDITIONAL PROVISIONS

10.1 Relationship. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Licensee and Licensor, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2 Assignment. The rights and obligations of Licensee and Licensor hereunder shall inure to the benefit of, and shall be binding upon, their respective permitted successors and assigns. Licensee may not assign or otherwise transfer (by operation of law or otherwise) this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent is in the absolute discretion of Licensor (except Licensee shall have the right to assign this Agreement without Licensor’s consent to a wholly owned Affiliate, in which case Licensee shall remain responsible for the performance of this Agreement by such Affiliate); provided, however, Licensee shall be permitted to transfer (by operation of law or otherwise ) this Agreement without Licensor’s consent in connection with a Change of Control; provided that, Licensee: (i) requires any transferee or successor to agree in writing to be legally bound by this Agreement to the same extent as Licensee and provides Licensor with a copy of such undertaking; (ii) provides Licensor with written notice of the Change of Control to Licensor within five days of the consummation of the transaction resulting in a Change of Control of Licensee; and (iii) provides Licensor with a copy of the definitive agreement for the Change of Control of Licensee with five days of the consummation of the transaction (provided, that Licensee shall be entitled to include customary redactions in such copy provided to Licensor, to the extent such redacted information is not necessary to verify compliance with the terms of this Agreement or otherwise required by the Penn Agreement and/or GSK Agreement). Notwithstanding anything to the contrary in this Agreement, for clarity, in case of a Licensee Change of Control, in no event shall any intellectual property rights owned or controlled by the acquirer or its Affiliates immediately prior to such Licensee Change of Control be included in any of the licenses granted to Licensor under this Agreement. Licensor may assign this Agreement and its rights and obligations without the consent of Licensee. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations that it has prior to such assignment. Any attempted assignment by Licensee in violation of this Section 10.2 shall be null and void and of no legal effect.

10.3 Waiver. A waiver by either Party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

10.4 Notices. Notices, payments, statements, reports, and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date received if sent by public courier (e.g., Federal Express), by Express Mail, receipt requested, by facsimile, or by electronic mail (with a copy of such facsimile or electronic mail also sent by one of the other methods of delivery) and addressed as follows:

If for Licensor:	with a copy to:

REGENXBIO Inc. 9600 Blackwell Road Suite 210 Rockville, MD 20850 USA Attn: Chief Executive Officer Telephone: 240-552-8181 Facsimile: 240-652-9692	REGENXBIO Inc. 9600 Blackwell Road Suite 210 Rockville, MD 20850 USA Attn: General Counsel Telephone: 240-552-8181 Facsimile: 240-652-9692

If for Licensee:

Prevail Therapeutics Inc. 430 East 29th Street, Suite 940 New York, NY 10016 Attn: Asa Abeliovich Telephone: 212-739-6400 Facsimile: 212-739-6475

Either Party may change its official address upon written notice to the other Party.

10.5 Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. Subject to Section 10.6, the Parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of Delaware with respect to any and all disputes concerning the subject of this Agreement.

10.6 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than [*] following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 10.6. The arbitration shall be conducted as follows:

10.6.1 The arbitration shall be conducted by three arbitrators, each of whom by training, education, or experience has knowledge of the research, development, and commercialization of biological therapeutic products in the United States. The arbitration shall be conducted in English and held in New York, New York.

10.6.2 In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator. In an answering statement to be filed by the responding Party within [*] after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator. Within [*] from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

10.6.3 If a Party fails to make the appointment of an arbitrator as provided in Section 10.6.2, the AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 10.6.2 and there is no agreed extension of time, the AAA shall appoint the chairperson.

10.6.4 The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including in the courts described in Section 10.5. The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

10.6.5 The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.

10.6.6 All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by applicable law.

10.6.7 Compliance with this Section 10.6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 10.6 will prevent a Party from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

10.7 No Discrimination. Licensee, its Affiliates, and Licensee shall use reasonable efforts to require that any Sublicensees, in their respective activities under this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual, or affectional preference, age, religion, national, or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran (including a veteran of the Vietnam Era).

10.8 Compliance with Law. Each Party (and its Affiliates and, with respect to Licensor, any Sublicensees) must comply with all prevailing laws, rules, and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, articles, and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979 and that Licensee’s obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is not required nor that, if required, it will issue.

10.9 Entire Agreement. This Agreement, together with all exhibits hereto, the Mutual CDA and the GBA1 Agreement, embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.10 Marking. Licensee, its Affiliates, and any Sublicensees shall mark any Licensed Product (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patents to be enforced to their full extent in any country where Licensed Products are made, used, sold, offered for sale, or imported.

10.11 Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent; provided that if the Parties cannot agree upon such valid or enforceable provision, then the remaining provisions of this Agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

10.12 Further Assurances. Each Party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) unless otherwise provided, all reference to Sections, Articles, and exhibits in this Agreement are to Sections, Articles, and exhibits of and in this Agreement; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Business days shall mean a day on which banking institutions in Washington, D.C. are open for business. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.14 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this License Agreement to be executed by their duly authorized representatives.

REGENXBIO INC.	PREVAIL THERAPEUTICS, INC.

By:	/s/ Kenneth Mills	By:	/s/ Asa Abeliovich

Name:	Kenneth Mills	Name:	Asa Abeliovich

Title:	President & CEO	Title:	CEO

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Exhibit A

Licensed Patents

Application #	Patent #	Filing Date	Country	Status
[*]	[*]	[*]	[*]	[*]